Exhibit 5.1

September 15, 2021

David G. Peinsipp

+1 415 693 2177

dpeinsipp@cooley.com

BowX Acquisition Corp.

2400 Sand Hill Rd., Suite 200

Menlo Park, CA 94025

Ladies and Gentlemen:

We have represented BowX Acquisition Corp., a Delaware Corporation (the “Company”), in connection with a registration statement (No. 333-256133) on Form S-4, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of up to 646,133,747 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, to be issued upon consummation of the merger of BowX Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of the Company, with and into WeWork Inc., a Delaware corporation (“WeWork”) (the “First Merger”), with WeWork surviving the First Merger as a wholly owned subsidiary of the Company (WeWork, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and then the merger of such Surviving Corporation with and into BowX Merger Subsidiary II, LLC, a Delaware limited liability company (“Merger Sub II”) and a direct wholly owned subsidiary of the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Second Merger, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of March 25, 2021, by and among the Company, Merger Sub and WeWork (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement in the form an amendment thereto is to be filed with the Commission on the date hereof, (ii) the Merger Agreement, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended (the “ Existing Charter”), and Bylaws, as amended, each as currently in effect, (iii) the forms of the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.3 and 3.4, to the Registration Statement, respectively, each of which is to be in effect upon the closing of the Mergers contemplated by the Registration Statement and (iv) originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com

September 15, 2021

Page Two

In rendering this opinion, we have assumed that (i) prior to the issuance of any of the Shares, all other approvals for the issuance of the Shares referred to in the Registration Statement have become effective. (ii) the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived and (iii) that no shares of capital stock of the Company are issued or commitments to issue capital stock made by the Company prior to effectiveness of the Mergers, other than as expressly permitted by the Merger Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when the Registration Statement has been declared effective and the Shares have been issued and paid for in the manner contemplated by, and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder. This opinion speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely,

COOLEY LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com